Exhibit 99.1

Pinterest Q2 2021 Letter to Shareholders
July 29, 2021
Q221 Highlights
•Q2 revenue grew 125% year over year to $613 million. We saw increased demand from large retail advertisers, as well as rapid growth in our international business.
•Our Monthly Active Users (MAUs) grew 9% year over year to 454 million. This growth was slower than we expected as pandemic restrictions eased and Pinners spent more time away from home.
•Our Q2 GAAP net income was $69 million or 11% of revenue. Our Q2 Adjusted EBITDA1 was $178 million or 29% of revenue.
Q221 Business Highlights
Pinner Experience
Engagement
Fewer MAUs came to Pinterest during Q2 than we expected. The primary driver of slower year over year MAU growth globally and year over year MAU declines in the US was the widespread easing of pandemic restrictions. As lockdowns lifted, people spent less time at home in Q2 2021 vs. Q2 2020. Given that many of Pinterest’s core use cases (e.g., decor, garden, cooking, DIY) are especially relevant at home, we believe we disproportionately benefited from increased time spent at home during pandemic lockdowns. Since mid-March, however, we believe engagement on Pinterest was disproportionately lower as people began spending more time socializing with friends outside their homes, eating in restaurants, and generally participating in activities that are not our core use cases.
This trend impacted different types of MAUs differently. Virtually all of the difference between our Q2 MAU guidance and our actual Q2 MAUs is attributable to a decline in MAUs who use Pinterest on the web. These users have tended to be less engaged and generate less revenue than Pinners who visited our mobile apps directly. In Q2, MAUs on our mobile apps grew in the U.S. year over year, and grew by more than 20% internationally.
Several positive trends that emerged during the pandemic continued in Q2 despite these headwinds. Shopping engagement continued to be more resilient than overall engagement, reflecting the significant investments we’ve made in this area over the past two years. Search engagement rates (which surged during the pandemic) remained elevated vs. pre-pandemic levels. Finally, Gen Z Pinners continued to be highly engaged; US MAUs under 25 grew double-digits year over year and showed particularly strong engagement with our new native content format, Idea Pins.
Shopping
In Q2, we saw continued momentum in our ongoing effort to make Pinterest more shoppable. Our product inventory took a big leap forward, with catalog uploads growing nearly 50% quarter over quarter in Q2. This momentum was driven by the expansion of our Shopify integration to international merchants as well as the launch of our multi-feed catalog tool. We plan to begin testing our integration with Automattic’s WooCommerce in Q3.
It’s also getting easier to discover and shop for products on Pinterest. The expansion of our shopping features to Australia, Canada, France and Germany means that Pinterest users in those markets now have the opportunity to shop within scene-based Pins, on boards, from search, and from the inspiration they find in the real world using Lens camera search. We also launched Shopping List (which saves products Pins in one place for easy shopping) as well as notifications when the price drops on a saved product Pin. Our early tests suggest that Pinners are more than 7x more likely to purchase products they’ve saved. Finally, our plan to pilot seamless on-platform transactions by the end of the year is on track.
1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net provision for income taxes and non-cash charitable contributions. Non-cash charitable contributions of $1.2 million were not excluded for non-GAAP purposes in Q220 as these were not material. For more information on this, please see “About non-GAAP financial measures.”

Inspiring content
We believe engagement will be increasingly driven by short-form video content by Pinterest Creators. It’s very early days, but we’re beginning to make progress toward this long-term goal. The number of Idea Pins created daily has grown by more than 7x since the beginning of the year and daily impressions from Idea Pins have grown more than 10x in the same period. In Q2 we introduced Idea Pins to Creators in 22 markets. This new access empowers business accounts in these markets to create on Pinterest and build more engaged communities directly on Pinterest.
We are investing to make Creators successful on Pinterest. We recently announced Idea Pin product tagging, a tool that empowers Creators to make inspiring, shoppable content. This type of content also resonates with users; Pinners are 89% more likely to engage with products tagged in Idea Pins than on product Pins on other shopping surfaces. In addition, to help monetize their content, Creators can now label their Idea Pins as paid partnerships in collaboration with the brands with whom they are working.
Pinterest for Business
Revenue growth was driven by strong advertiser demand, with particular strength coming from large US retailers and international marketers. This demand stemmed from the easing of COVID restrictions around the world as well as from large advertisers’ increased adoption of measurement solutions that have demonstrated Pinterest’s unique value as a marketing platform.
Spend from mid-market and managed small advertisers also continued to grow, but contributed a smaller share of revenue overall as large advertisers returned in force to Pinterest during the quarter. Emerging ad verticals contributed to growth; travel spend was particularly strong as marketers sought to capture the mindshare of Pinners using our platform to imagine and plan long-awaited vacations.
Helping advertisers succeed
We launched Automatic Bidding for Awareness during the quarter to help advertisers focused on driving impressions do so with greater ease. This was the final objective launched for Automatic Bidding, and, at the end of Q2, nearly three-quarters of Pinterest revenue leveraged Automatic Bidding.
We’ve continued on our automation roadmap with Campaign Budget Optimization (CBO). We launched CBO for the consideration objective in Q1 and are currently testing CBO for the Awareness, Conversion and Shopping objectives, which we expect to launch in the coming quarters.
Inspiring Brand
Our mission is to inspire Pinners to create a life they love. To that end, we updated our ad policies to prohibit ads with weight loss language and imagery on July 1. This stance makes Pinterest one of the only major platforms to prohibit all weight loss ads. It’s an expansion of our ad policies that have long prohibited body shaming and dangerous weight loss products or claims.

Q221 Financial Highlights
Q2 revenue grew 125% year over year to $613 million. Strength came from increased demand from large retail advertisers and rapid growth in our international business. Our Monthly Active Users (MAUs) grew 9% year over year to 454 million. This growth was slower than we expected as pandemic restrictions eased and Pinners spent more time away from home. Our Q2 GAAP net income was $69 million or 11% of revenue. Non-GAAP net income2 was $170 million and our Adjusted EBITDA1 was $178 million or 29% of revenue.
Users
Global MAUs at quarter-end were 454 million, representing growth of 9% year over year. Growth was slower than anticipated in Q2 due primarily to the widespread easing of pandemic restrictions. By region:
•U.S. MAUs were 91 million, a decrease of 5% year over year compared to 96 million in the same period of the previous year.
•International MAUs were 363 million, an increase of 13% year over year in comparison to the 321 million in the same period of the previous year.
Revenue
Total revenue was $613 million, an increase of 125% year over year compared to Q2 2020. We experienced strong growth from large retail advertisers, and had rapid growth of our international advertisers. Demand was strong across objectives, with particular strength in video ads and awareness ads, the latter of which drove overall acceleration in Q2 following the launch and adoption of Automatic Bidding. Active advertisers grew year over year and quarter over quarter and we further diversified our revenue across advertisers.
By region3:
•Total U.S. revenue was $480 million, an increase of 107% year over year. U.S. revenue increases were driven by ARPU expansion.
•Total international revenue was $133 million or 22% of revenue, an increase of 227% year over year and compared to 15% of revenue in Q2 2020. International revenue increase was driven by growth in users and ARPU.
ARPU
Global ARPU grew 89% year over year to $1.32, compared to $0.70 in Q2 2020. The expansion in global ARPU was driven by an increase in advertising demand on our platform. By region:
•U.S. ARPU was $5.08, an increase of 103% year over year.
•International ARPU was $0.36, an increase of 163% year over year. International ARPU remains in the early stages as we continue to build our sales coverage, expand our advertiser base, increase our shoppable content, and execute on our strategy to provide relevant ads to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $542 million, including $101 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses increased 44% year over year. Total non-GAAP costs and expenses2 were $441 million, representing 72% of revenue compared to 115% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 40% year over year. The growth reflects an increase in headcount and brand marketing expense. Our income from operations totaled $71 million, or 12% of revenue, compared to a loss of $(105) million and (38)% for the same period in 2020. Non-GAAP income from operations2 was $172 million, or 28% of revenue, compared to loss of $(42) million, or (15)% for the same period in 2020.
2 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets and non-cash charitable contributions. Non-cash charitable contributions of $1.2 million were not excluded for non-GAAP purposes in Q220 as these were not material. For more information on this, please see “About non-GAAP financial measures.”
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

Costs and expenses
Cost of revenue was $128 million or 21% of revenue, compared to 40% in the year-ago quarter. Non-GAAP cost of revenue4 was $126 million or 20% of revenue, down from 39% of revenue in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher overall revenue as well as lower infrastructure costs due primarily to an amended agreement with our cloud computing provider.
Research and development expenses were $182 million, up 33% year over year. On a non-GAAP basis, expenses grew 23% year over year to $111 million. The increase was due primarily to higher headcount.
Sales and marketing expenses were $164 million, up 90% year over year. On a non-GAAP basis, expenses grew 70% year over year to $150 million. The increase was due primarily to our brand marketing campaign that launched during the quarter and higher headcount.
General and administrative expenses were $68 million, up 49% year over year. On a non-GAAP basis, expenses grew 82% year over year to $55 million due primarily to outside advisor and legal-related expenses, and an increase in headcount.
Net income (loss) and Adjusted EBITDA
Net income was $69 million or 11% of revenue, compared to a loss of $(101) million, or (37)% for the same period in 2020. Non-GAAP net income (loss)2 was $170 million, or 28% of revenue, compared to $(38) million, or (14)% for the same period in 2020.
Adjusted EBITDA1 was $178 million, or 29% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(34) million, or (12)% of revenue. Our Adjusted EBITDA margin1 increased year over year due to contribution from strong revenue growth and lower costs and expenses as a percent of revenue.
Balance sheet and cash flows
•We ended the quarter with approximately $2.14 billion in cash, cash equivalents, and marketable securities.
•Net cash provided by operating activities for the six months ended June 30, 2021 was $375 million, an improvement from $21 million in the same period last year.
4 This non-GAAP financial measure excludes SBC and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

Guidance
We continue to navigate uncertainty given the ongoing COVID-19 pandemic and other factors. Our current expectation is that Q3 revenue will grow in the low-40% range year over year. We expect Q3 operating expenses will grow modestly quarter over quarter as we continue to ramp investments in our long-term strategic priorities, with plans to resume our brand marketing campaign in early Q4.
Engagement headwinds on Pinterest have continued in July. As of July 27, 2021, U.S. MAUs have declined approximately 7% and global MAUs have grown approximately 5% year over year5. The evolution of the COVID-19 pandemic and related restrictions remain unknown, and we are not providing guidance on Q3 2021 MAUs given our lack of visibility into certain key drivers of engagement.
We intend to provide further detail on our outlook during the conference call.
Our key strategic priorities for 2021 remain anchored in content, Pinner experience, advertiser success and shopping. We plan to continue investing in these this year. We expect R&D efforts to continue to focus on Pinner product, ad product and measurement investments. We intend to grow our headcount further, in particular to support our international expansion efforts. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.
5 Results, trends and outlook for the Q3 2021 period to date are preliminary, subject to change, and may not be an indication of future performance.

Closing
We will host a Q&A webcast at 1:30pm Pacific time/4:30pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus, including its variants, referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery of the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity, users and engagement; our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of July 29, 2021. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for income taxes and non-cash charitable contributions. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income (loss) exclude amortization of acquired intangible assets, share-based compensation expense and non-cash charitable contributions. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share rather than net income (loss), net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. Unless otherwise indicated, we present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,012,928	$669,230
Marketable securities	1,130,398	1,091,076
Accounts receivable, net of allowances of $6,065 and $8,811 as of June 30, 2021 and December 31, 2020, respectively	468,181	563,733
Prepaid expenses and other current assets	52,204	33,502
Total current assets	2,663,711	2,357,541
Property and equipment, net	59,034	69,375
Operating lease right-of-use assets	136,900	155,916
Goodwill and intangible assets, net	13,842	13,562
Other assets	12,159	13,065
Total assets	$2,885,646	$2,609,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,038	$49,491
Accrued expenses and other current liabilities	189,411	155,340
Total current liabilities	237,449	204,831
Operating lease liabilities	121,632	139,321
Other liabilities	22,638	22,936
Total liabilities	381,719	367,088
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 553,387 and 530,140 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 89,401 and 96,232 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	4,790,079	4,574,934
Accumulated other comprehensive income	1,148	2,480
Accumulated deficit	(2,287,306)	(2,335,049)
Total stockholders’ equity	2,503,927	2,242,371
Total liabilities and stockholders’ equity	$2,885,646	$2,609,459

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2021	2020
Revenue	$613,210	$272,485
Costs and expenses:
Cost of revenue	127,819	108,259
Research and development	181,731	136,593
Sales and marketing	164,340	86,483
General and administrative	68,122	45,680
Total costs and expenses	542,012	377,015
Income (loss) from operations	71,198	(104,530)
Interest income	1,125	4,218
Interest expense and other income (expense), net	337	(16)
Income (loss) before provision for income taxes	72,660	(100,328)
Provision for income taxes	3,243	420
Net income (loss)	$69,417	$(100,748)
Net income (loss) per share:
Basic	$0.11	$(0.17)
Diluted	$0.10	$(0.17)
Weighted-average shares used in computing net income (loss) per share:
Basic	636,190	586,737
Diluted	692,364	586,737

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net income (loss)	$47,743	$(241,944)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,537	20,231
Share-based compensation	179,720	143,169
Non-cash charitable contributions	20,490	2,748
Other	9,398	1,063
Changes in assets and liabilities:
Accounts receivable	98,686	103,544
Prepaid expenses and other assets	(18,342)	(7,180)
Operating lease right-of-use assets	20,643	21,456
Accounts payable	(1,498)	9,780
Accrued expenses and other liabilities	25,662	(7,743)
Operating lease liabilities	(20,646)	(24,357)
Net cash provided by operating activities	375,393	20,767
Investing activities
Purchases of property and equipment and intangible assets	(3,428)	(11,325)
Purchases of marketable securities	(571,216)	(308,612)
Sales of marketable securities	154,586	113,184
Maturities of marketable securities	373,162	422,266
Other investing activities	—	316
Net cash (used in) provided by investing activities	(46,896)	215,829
Financing activities
Proceeds from exercise of stock options, net	14,935	32,749
Shares repurchased for tax withholdings on release of restricted stock units	—	(56,887)
Net cash provided by (used in) financing activities	14,935	(24,138)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(305)	(150)
Net increase in cash, cash equivalents and restricted cash	343,127	212,308
Cash, cash equivalents and restricted cash, beginning of period	678,911	677,743
Cash, cash equivalents and restricted cash, end of period	1,022,038	890,051
Supplemental cash flow information
Accrued property and equipment	$905	$4,453
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$1,657	$4,121

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,012,928	$863,620
Restricted cash included in prepaid expenses and other current assets	299	3,210
Restricted cash included in other assets	8,811	23,221
Total cash, cash equivalents and restricted cash	$1,022,038	$890,051

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended June 30,
	2021	2020
Share-based compensation by function:
Cost of revenue	$2,180	$2,325
Research and development	70,729	46,358
Sales and marketing *	13,996	(2,074)
General and administrative	13,356	15,536
Total share-based compensation	$100,261	$62,145

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$94
General and administrative	158	158
Total amortization of acquired intangible assets	$252	$252

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$542,012	$377,015
Share-based compensation	(100,261)	(62,145)
Amortization of acquired intangible assets	(252)	(252)
Total Non-GAAP costs and expenses (1)	$441,499	$314,618

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$69,417	$(100,748)
Depreciation and amortization	6,754	8,485
Share-based compensation	100,261	62,145
Interest income	(1,125)	(4,218)
Interest expense and other (income) expense, net	(337)	16
Provision for income taxes	3,243	420
Adjusted EBITDA (1)	$178,213	$(33,900)

*    Share-based compensation expense was negative for the three months ended June 30, 2020 due to the reversal of previously recognized share-based compensation expense related to unvested restricted stock units forfeited by our former Chief Operating Officer.
(1)     Non-cash charitable contributions of $1.2 million were not excluded for non-GAAP purposes for the three months ended June 30, 2020 as these were not material.

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2021	2020
Reconciliation of net income (loss) to non-GAAP net income (loss):
Net income (loss)	$69,417	$(100,748)
Share-based compensation	100,261	62,145
Amortization of acquired intangible assets	252	252
Non-GAAP net income (loss) (1)	$169,930	$(38,351)

Basic weighted-average shares used in computing net income (loss) per share	636,190	586,737
Weighted-average dilutive securities (2)	56,173	—
Diluted weighted-average shares used in computing non-GAAP net income (loss) per share	692,364	586,737
Non-GAAP net income (loss) per share	$0.25	$(0.07)

(1)Non-cash charitable contributions of $1.2 million were not excluded for non-GAAP purposes for the three months ended June 30, 2020 as these were not material.
(2)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.